STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First:	The name of the trust is: Stone Ridge Trust II

• Second:	The name and address of the Registered Agent in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

• Third:
The Statutory Trust is or will become, prior to or within 180 days following the firstissuance of beneficial interests, a registered investment company under the InvestmentCompany Act of 1940, as amended.  (15 U.S.C. §§ 80-a-1 et seq.).

• Fourth:	(Insert any other information the trustees determine to include therein.)

The Agreement and Declaration of Trust relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series.  Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series.  As provided in the Agreement and Declaration of Trust, all liabilities held with respect to a particular series shall be enforceable against the assets held with respect to such series only and not against the assets of the Trust generally or against the assets held with respect to any other series and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

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IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of the 17th day of July, 2013.

By: /s/ Jane Korach
            Trustee

Name: Jane Korach
            Typed or Printed